Exhibit 10.13

[CONVIO LETTERHEAD]

January 31, 2007

Sheeraz Haji
GetActive Software
2855 Telegraph Avenue, Suite 200
Berkeley, CA 94705

Dear Sheeraz,

        We are pleased to formally extend to you this offer of employment as President at Convio, Inc. (the "Company" or "Convio") reporting directly to Gene Austin. As you are aware, Get Active Inc. ("Get Active") has entered into an agreement to merge with Convio (the "Merger Agreement"). This employment offer is contingent on the occurrence of the closing of Convio's acquisition of Get Active (the "Closing"). This offer, if accepted, sets forth the terms of your employment with Convio after the Closing. If you accept this offer, it will take effect immediately following the Closing.

        The compensation for this position will include:

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    A base salary of $16,667 per month, less statutory deductions and withholdings, to be paid in accordance with the Company's regular payroll practices on a semi-monthly basis ($200,000 annually).

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    An annual incentive bonus of up to 20% of base wages earned per calendar year. For purposes of determining the "target" bonus for 2007, you will be treated as having been employed and earning your base wages since January 1, 2007, notwithstanding your projected start upon the Closing. This bonus is awarded solely within the discretion of the Company, and is determined based upon the Company's performance during the bonus period, and your performance evaluation based on mutually defined objectives. Half of the total bonus, based upon a maximum attainment of 10% of your base wages, shall be paid out following the close of the first half of the year, and the other half shall be paid out following the close of the calendar year. Employees must be employed by the Company on the bonus payout dates to be eligible for the bonus.

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    You will be eligible to apply for coverage for you and your dependents under the Company's major medical, dental, life and short/long-term insurance plan as are in effect from time to time.

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    You will be eligible for paid company holidays and vacation as afforded to other employees of Convio.

        In the event that, prior to the first anniversary of the Closing, your employment with Convio is terminated for any reason, whether by Convio or voluntarily by you, Convio shall provide you with the following consideration, provided that you execute and deliver a release to Convio in a form reasonably satisfactory to the Company and provided that, if your termination is voluntary, that it occur pursuant to a mutually agreed-upon transition, with the consent of both parties, not to be unreasonably withheld. You recognize that if there is a voluntary termination prior to June 30, 2007, a longer transition period may be required and agree that you will consent to a transition of up to 90 days and that you will accept those transition duties that are reasonably proposed by the Company. The Company recognizes that if there is a voluntary termination after June 30, 2007, a shorter transition period will be required and agrees that it will limit transition duties to those that you and the Company reasonably agree are required.

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    Pay you nine months of your then-current base salary, less all applicable withholdings and deductions, via salary continuation and according to the Company's normal payroll cycle;

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    If you elect to continue health coverage under federal COBRA, the Company will pay your COBRA premiums, in an amount sufficient to maintain the level of health benefits as in effect on your last day of employment, through the earlier of the nine-month anniversary of your termination or the date you are no longer eligible for COBRA; and

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    If you have any options to purchase Convio stock that are unvested as of the date of your termination, the Company shall accelerate the vesting of such options such that after your termination date, such unvested options shall become vested and exercisable on the same basis as your vested options.

        In the event that, after the first anniversary of the Closing, your employment with Convio is terminated without Cause, (defined below), or in the event you voluntarily terminate your employment for any reason, then Convio shall:

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    Pay you six months of your then-current base salary, less all applicable withholdings and deductions, via salary continuation and according to the Company's normal payroll cycle; and

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    If you elect to continue health coverage under federal COBRA, the Company will pay your COBRA premiums, in an amount sufficient to maintain the level of health benefits as in effect on your last day of employment, through the earlier of the six-month anniversary of your termination or the date you are no longer eligible for COBRA.

        For purposes of this Agreement, "Cause" shall mean any of the following: (i) fraud or illegal acts; (ii) a material failure to perform your job function to the reasonable standard after notice of such failure has been given to you by the Chief Executive Officer and you have had a 15 business-day period to cure such failure; (iii) your breach of any continuing obligations set forth in any agreements you have signed with Get Active, including but not limited to any nondisclosure or non-solicitation provisions; (iv) your breach of any obligations you have as set forth in the attached Non-Competition and Non-Solicitation Agreement, which you will be required to sign as a condition of the Company entering into the Merger Agreement; or (v) your breach of any obligations you have as set forth in the Company's Confidentiality, Assignment and Non-Solicitation Agreement (the "Proprietary Information Agreement"), which you will be required to sign as a condition of employment with the Company.

        Your employment pursuant to this offer is contingent upon your execution of the attached Proprietary Information Agreement and the attached the Non-Competition and Non-Solicitation Agreement. Because you are a beneficial owner of shares of capital stock of Get Active and a key employee, your agreement to the Non-Competition and Non-Solicitation Agreement is not only a requirement of your employment with Convio, but also is a material term in Convio's agreement to acquire Get Active.

        Like other Convio employees, except as set forth above, your employment with the Company is "at-will," which means that your employment is for no specific period of time and either you or the Company may terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time-to-time, the at-will nature of your employment may only be changed in a document signed by you and the Chief Executive Officer of the Company that sets forth a specific term of employment or that states that your employment may he terminated only for cause.

        This letter, and the agreements attached hereto and referenced herein, set forth the entire agreement between you and the Company regarding the terms of your employment with the Company and supersede any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral, including but not limited to any and all prior employment agreements or offer letters. Any modification to this agreement, other than the provisions regarding at-will employment which may only be altered by written agreement signed by the Company's Chief Executive Officer, shall be in writing, signed by you and a duly authorized officer of the Company. This agreement shall be construed and interpreted in accordance with the laws of the state of Texas.

        Please sign below to accept the terms of this offer. This offer will automatically expire if not signed and returned to me on or before February 15, 2007.

        Sheeraz, we are looking forward to having you on the Convio team! If there are any questions I can answer for you, please feel free to contact me via phone or e-mail.

Regards,
/s/ Angie McDermott Angie McDermott VP, Human Resources
/s/ Gene Austin 2/20/07
Attachments:	Confidentiality, Assignment and Non-Solicitation Agreement
Non-Competition and Non-Solicitation Agreement

        I have read and understand the terms of the offer set out above. As indicated by my signature below, I accept this employment offer as outlined above. By signing below, I agree that no further promises or commitments were made to me regarding my employment with the Company except as set forth in this offer letter and any attachments hereto.

Accepted:	/s/ Sheeraz Haji
Date:	2/15/2007